RF INDUSTRIES, LTD.                         For Immediate Release
  RF Connectors/Neulink

Investor Contact:                                Company Contact:
 Neil Berkman Associates                          Howard F. Hill
 (310) 277 - 5162                                 President/CEO
 info@berkmanassociates.com                       (858) 549-6340

             RF INDUSTRIES ACQUIRES AVIEL ELECTRONICS

  SAN DIEGO, CALIFORNIA, August 18, 2004 . . . RF INDUSTRIES, LTD., (NASDAQ:RFIL) today announced that it has acquired, for cash, Aviel Electronics, a privately held Las Vegas, Nevada-based manufacturer and marketer of microwave and radio frequency (RF) connectors. Terms of the acquisition were not disclosed.
  "Aviel Electronics has a nearly 47 year history serving the microwave transmission industry, and is an approved vendor to leading aerospace, electronics, OEM's and government agencies in the United States and abroad. This acquisition will strengthen our growing line of custom RF coaxial connectors and enable us to cross market a far broader line of specialty and OEM connector products to our rapidly growing list of military, aerospace and government customers," said Howard Hill, president of RF Industires.
  Jack Kaufman, Aviel's president, said, "The acquisition of Aviel Electronics by RF Industries will significantly expand Aviel's customer base and sales potential in all our market segments. The growth prospects for Aviel's product line should make it a major player in the custom connector arena and provide significant support to the connector markets currently served by RF Industries."

About Aviel Electronics
  Las Vegas-based Aviel Electronics employs 8 people and was profitable on sales of approximately $1,000,000 for its most recent fiscal year. Connectors include standard configuration and custom connectors ranging from sub-miniature to type "L" to Nano-Hex, SMA, SMB, SMC, TNC, BNC, N, SC and HN. Aviel also specializes in the design and manufacture of non-standard configurations required for specific applications, hard-to-locate and discontinued connectors for aerospace and other unique applications.

About RF Industries
  RF Industries' Connector division designs and distributes radio frequency (RF) coaxial connectors and cable assemblies used for Wi-Fi, PCS, radio, test instruments, computer networks and antenna devices. Connectors' Bioconnect Medical cable operation designs, manufactures and distributes specialized electrical cabling and interconnect products to the medical monitoring market. The Company's Neulink Division designs and markets wireless digital data transmission products for industrial monitoring, wide area networks, GPS tracking and locations systems.


The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties, including, without limitation, uncertainties detailed in the Company's Securities and Exchange Commission filings.


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